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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): November 20 2000
                                                  (November 13, 2000)


                          HARRAH'S ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                    1-10410                  62-1411755
   (State or other jurisdiction       (Commission             (I.R.S. Employer
        of incorporation)             File Number)           Identification No.)


   5100 WEST SAHARA AVENUE, SUITE 200
           LAS VEGAS, NEVADA                                        89146
(Address of Principal Executive Offices)                          (Zip Code)


                                  (702) 579-2300
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


              ----------------------------------------------------
          (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

         JCC Holding Company ("JCC"), the owner and operator of the New Orleans, Louisiana land-based casino managed by a subsidiary of Harrah's Entertainment, Inc. (the "Company") pursuant to contract (the "Casino"), has approached the Company, JCC's banks and bondholders, the State of Louisiana, and the City of New Orleans regarding a proposed restructuring of JCC's financial obligations. The City of New Orleans has appointed a Casino Tax Advisory Committee to evaluate JCC's proposed restructuring. The Casino Tax Advisory Committee was assembled by the Mayor of New Orleans to document its findings on the economic impact of the Casino, owned by Jazz Casino Company, LLC, JCC's wholly-owned subsidiary, and make recommendations to the Mayor regarding the $100 million minimum payment due to the State of Louisiana and other relevant matters.

         On November 13, 2000, Jefferies & Company, Inc., financial advisors to JCC ("Jeffries"), presented a proposed plan for restructuring JCC's financial obligations based upon Jefferies' analysis and advice, to the Casino Tax Advisory Committee. During this presentation, JCC proposed various concessions to be made by its securities holders, its lenders, its affiliates, the Company and its subsidiaries, the State of Louisiana, and other parties to whom JCC has contractual or legal obligations.

         JCC's financial advisors have concluded that as currently configured the Casino is not financially viable because current and projected revenue is not and is not expected to be sufficient to pay all operating expenses, minimum taxes and debt service. JCC has reported that, while the financing required for the Casino's operations has been arranged through March 31, 2001, JCC's ability to continue as a viable business beyond that time is in doubt absent a significant restructuring of its finances.

         JCC has reported that it believes that unless the $100 million minimum payment due to the State of Louisiana is reduced and economic concessions are obtained from numerous other parties to whom JCC has financial obligations, JCC will not be able to continue as a viable business.

         Among other things, JCC's restructuring proposal included the recommendation of a pre-negotiated bankruptcy proceeding to achieve a reorganization of JCC's financial arrangements and capital structure. Jefferies advised JCC that confirmation of a plan in bankruptcy to achieve such a result would likely involve the elimination of the equity held by JCC's current stockholders, including the Company. JCC's proposal also contemplates a rolling three-year guarantee by a third party guarantor of JCC's annual State tax payments.

         The proposals made by JCC have not been formally considered or approved by the Company's board of directors or any other parties and cannot be implemented until such approval is received. Absent a restructuring of the fundamental economics of JCC in a manner acceptable to the Company, the Company will not provide any guarantee of the JCC State tax obligation beyond March 31, 2000.
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         Had JCC's proposed restructuring plan been implemented as of September
30, 2000, the Company estimates that it would have written off approximately $200 million in loans, interest, deferred fees, and other charges. No assurance can be given that the amount of any Company write-off associated with JCC's current or any other proposal to restructure its financial obligations will not be greater than $200 million and no assurance can be given that JCC's current or any other proposal to restructure its financial obligations will be approved by the Company's board of directors or any other parties.
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           HARRAH'S ENTERTAINMENT, INC.


Date: November 20, 2000                    By: /s/ Stephen H. Brammell
                                                   -----------------------------
                                               Name:  Stephen H. Brammell
                                               Title: Senior Vice President and
                                                      General Counsel